CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (File No. 811-07121) (Registration Statement) of our reports dated November 14, 2011 for Putnam Dynamic Asset Allocation Balanced Fund and Putnam Dynamic Asset Allocation Growth Fund and November 15, 2011 for Putnam Dynamic Asset Allocation Conservative Fund, relating to the financial statements and financial highlights of Putnam Dynamic Asset Allocation Balanced Fund, Putnam Dynamic Asset Allocation Growth Fund and Putnam Dynamic Asset Allocation Conservative Fund, each a series of Putnam Asset Allocation Funds, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PriceWaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2012